Exhibit 10.18

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

SECOND AMENDED AND RESTATED

ENERGY SALES AGREEMENT

by and between

Middletown Coke Company, LLC

and

AK Steel Corporation

Dated May 8, 2012

TABLE OF CONTENTS

ARTICLE 1: DEFINITIONS		2
1.1	Definitions	2

ARTICLE 2: GENERAL TERMS AND CONDITIONS		7
2.1	Term of Agreement	7
2.2	Capacity In Which the Parties Are Entering Into This Agreement	7
2.3	Parties’ Obligations	7
2.4	Production of Energy	8
2.5	Transmission of Energy	9
2.6	Scheduling	9
2.7	Communications and Data Exchange	9
2.8	Record Retention	10
2.9	Verification	10

ARTICLE 3: COMPENSATION		10
3.1	Base kWh Charge	10
3.2	Adjusted kWh Charge	10
3.3	Tax Rider	10
3.4	Environmental Credits	11
3.5	PJM Net Revenues	11

ARTICLE 4: BILLING AND PAYMENT		11
4.1	Invoices	11
4.2	Payment	12
4.3	Overdue Payments	12

ARTICLE 5: FORCE MAJEURE EVENTS		12
5.1	Middletown Force Majeure Event(s)	12
5.2	AK Force Majeure Event(s)	13

ARTICLE 6: DISPUTE RESOLUTION		14
6.1	Attempt at Resolution	14
6.2	Interpretation and Dispute Resolution	14
6.3	Consolidation	15

ARTICLE 7: MUTUAL UNDERTAKINGS; REPRESENTATIONS AND WARRANTIES		15
7.1	Middletown’s Representations and Warranties	15
7.2	AK’s Representations and Warranties	16
7.3	Holding’s Representations and Warranties	16

ARTICLE 8: DEFAULT AND REMEDIES		17
8.1	AK’s Events of Default	17
8.2	Middletown’s Events of Default	18
8.3	Pursuit of Remedies	18

i

ii

ARTICLE 9: EARLY TERMINATION WITHOUT AN EVENT OF DEFAULT		18

ARTICLE 10: GUARANTEES AND RESTRICTIONS		19
10.1	Guarantee of Middletown’s Obligations	19
10.2	Transfer Restrictions	19
10.3	Holding Guaranty	20

ARTICLE 11: MISCELLANEOUS PROVISIONS		20
11.1	Middletown’s Indemnification of AK for Infringement	20
11.2	Notices	20
11.3	Limitation of Liability; Exclusive Remedies	21
11.4	Rules of Interpretation	21
11.5	Governing Law	21
11.6	Severability	21
11.7	Confidentiality	21
11.8	Entire Agreement	22
11.9	Captions	22
11.10	Independent Contractor	22
11.11	Waivers and Remedies	23
11.12	Assignability	23
11.13	Binding Effect	23
11.14	No Third Party Beneficiaries	23
11.15	Mutuality of Drafting	23
11.16	Survival	24
11.17	Counterparts; Facsimile Signatures	24
11.18	Further Assurances	24
11.19	Cooperation with Financing Efforts	24
11.20	No Setoff	25

SCHEDULES:

Schedule A	Guarantee of Middletown’s Obligations

Schedule B	Guarantee of AK’s Obligations

SECOND AMENDED AND RESTATED ENERGY SALES AGREEMENT

THIS SECOND AMENDED AND RESTATED ENERGY SALES AGREEMENT (the “Agreement”), is made and entered into this 8th day of May, 2012, by and between Middletown Coke Company, LLC, a Delaware limited liability company (“Middletown”) and AK Steel Corporation, a Delaware corporation (“AK Steel”). This Agreement is a companion accord to the Amended and Restated Coke Purchase Agreement between Middletown and AK Steel dated August 31, 2009 (the “Related Coke Purchase Agreement”) and the “Agreement Regarding Expedited Equipment Purchases” dated as of March 4, 2008, as amended (the “Equipment Agreement”). Middletown and AK Steel are referred to individually herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Middletown and AK are parties to that certain Amended and Restated Energy Sales Agreement, dated September 1, 2009 (the “2009 Agreement”);

WHEREAS, the Parties desire to amend and restate the 2009 Agreement in its entirety as provided herein;

WHEREAS, pursuant to this Agreement, the Related Coke Purchase Agreement and the Equipment Agreement (but subject to the contingencies set forth in Article 9 hereof), Middletown developed and constructed (i) a metallurgical coke making plant consisting of one hundred (100) heat recovery ovens organized in three oven batteries, (ii) an associated cogeneration plant that converts steam produced at such coke plant into electrical energy (the “Cogeneration Plant”), and (iii) related facilities and equipment (collectively, the “Plant”), all located on certain real property acquired by Middletown that is contiguous with AK Steel’s Middletown Plant (the “Property”);

WHEREAS, on December 29,2009, Middletown Coke Company, Inc. filed a Certificate of Conversion with the Secretary of State of the State of Delaware and converted from a corporation into a limited liability company;

WHEREAS, the Plant commenced operations in October of 2011 and is owned and operated by Middletown based upon heat recovery technology that is proprietary to Middletown and its Affiliates;

WHEREAS, AK Steel desires to arrange for the purchase of the Energy for the Term (as defined below) on an output basis either directly or through AK Electrical Supply LLC, a Delaware limited liability company (“AK Electrical”), its Affiliate;

WHEREAS, Middletown consents to sell such Energy to, as applicable, AK Steel and/or AK Electrical (collectively, “AK”);

WHEREAS, the Patties acknowledge that (i) they are entering into this Agreement, the Related Coke Purchase Agreement and the Equipment Agreement, as a single integrated transaction, (ii) they would not have entered into the Related Coke Purchase Agreement or the Equipment Agreement without also entering into the 2009 Agreement, as amended by this Agreement, and (iii) this Agreement and the Related Coke Purchase Agreement are inextricably linked technically and economically, that neither would be feasible without the other, and they constitute a single integrated transaction and agreement; and

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth below, including the Related Coke Purchase Agreement and the Equipment Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1: DEFINITIONS

1.1	Definitions. The following terms set forth in this Agreement are defined as follows:

A.	“2009 Agreement” has the meaning set forth in the Recitals.

B.	“ACE Permit” means the permit required to be obtained from the United States Army Corps of Engineers to perform the necessary stream crossings in connection with the construction of the Plant, which Middletown has applied for pursuant to the Application for Department of the Army Permit (33 CFR 325) dated June 6, 2008.

C.	“Adjusted kWh Charge” has the meaning set forth in Section 3.2.

D.	“Administrative Appeals” means the three administrative appeals filed by three interested parties concerning the PTI before the Ohio Environmental Review Appeals Commission.

E.	“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, or is controlled by, or is under common control with such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either (a) to vote fifty percent (50%) or more of the securities having ordinary voting power for the election of directors of such Person; or (b) to direct or cause the direction of the management and policies of such Person, whether by ownership interest, contract or otherwise.

F.	“Agreement” has the meaning set forth in the introductory paragraph.

G.	“AK” has the meaning set forth in the Recitals.

H.	“AK Electrical” has the meaning set forth in the Recitals.

I.	“AK Event of Default” has the meaning set forth in Section 8.1.

J.	“AK Force Majeure Event” has the meaning set forth in Section 5.2A.

K.	“AK Steel” has the meaning set forth in the introductory paragraph of this Agreement.

L.	“Ancillary Services” has the meaning set forth in the PJM Open Access Transmission Tariff, as amended from time to time.

M.	“Assign” means assigning or delegating any of the rights or obligations of the Parties to any Person, or either Party selling, leasing, transferring or voluntarily disposing of all or a substantial portion of its assets.

N.	“Base kWh Charge” has the meaning set forth in section 3.1.

O.	“Bankrupt” means, with respect to any Party or its permitted assignee:

(a)	applying for or consenting to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property;

(b)	making a general assignment for the benefit of its creditors;

(c)	commencing a voluntary case under any bankruptcy code, as now or hereafter in effect (“Bankruptcy Code”);

(d)	filing a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts.

(e)	taking any action for the purpose of effecting any of the foregoing; or

(f)	being a defendant, respondent, alleged debtor, or otherwise having commenced against it, in any court of competent jurisdiction, a proceeding or case under the Bankruptcy Code or a case seeking:

(i)	its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts;

(ii)	the appointment of a trustee, receiver, custodian, liquidator or the like, of such Party or Person or of all or any substantial part of its property; or

(iii)	similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) or more days; or an order for relief against such Party or Person shall be entered in a case under the Bankruptcy Code.

P.	“Bankruptcy Code” has the meaning set forth in the definition of “Bankrupt”.

Q.	“Business Day” means any day except Saturday, Sunday and any day which shall be in Cincinnati, Ohio a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

R.	“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

S.	“Citizen’s Suit” means the citizen’s suit filed in the United States District Court for the Southern District of Ohio styled City of Monroe, Ohio v. Middletown Coke Company, Inc. and SunCoke Energy, Inc.

T.	“Coal Blend” means each coal blend utilized at the Plant pursuant to the Related Coke Purchase Agreement.

U.	“Cogeneration Plant” has the meaning set forth in the Recitals.

V.	“Dispute” has the meaning set forth in Section 6.1.

W.	“Effective Date” means the date of this Agreement.

X.	“Energy” means three-phase, 60-cycle alternating current electric energy, expressed in units of kilowatt-hours, generated by the Cogeneration Plant.

Y.	“Energy Charge” has the meaning set forth in Section 4.1 A.

Z.	“Equipment Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

AA.	“FERC” means the Federal Energy Regulatory Commission.

BB.	“Governmental Authority(ies)” means any federal, state or local government, and political subdivision(s) thereof, and any entity(ies) exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

CC.	“Holding” means AK Steel Holding Corporation, a Delaware corporation.

DD.	“Indenture” means the “Indenture” dated as of June 11, 2002 by and among AK Steel, Holding, Douglas Dynamics, L.L.C. and Fifth Third Bank, including (as applicable) any amendment(s) thereto or extensions) thereof.

EE.	“Interest Rate” means an interest rate equal to ***** above the rate announced by JPMorgan Chase Bank, N.A. as its prime rate at the date of accrual of the late payment (provided that the prime rate may not be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. to its customers) or at the highest interest rate permitted by applicable law, whichever interest rate is lower.

FF.	“Iron Ore Supplier” has the meaning set forth in Section 11.12.

GG.	“Kilowatt” or “kW” means the unit of measurement of useful energy equivalent to 1000 watts.

HH.	“Kilowatt-hour” or “kWh” means the unit of measurement of electric energy equivalent to one (1) kW used over a period of one hour.

II.	“Lenders” has the meaning set forth in Section 11.12.

JJ.	“Manifest Error” means an arithmetical error.

KK.	“Middletown” has the meaning set forth in the introductory paragraph of this Agreement.

LL.	“Middletown Event of Default” has the meaning set forth in Section 8.2.

MM.	“Middletown Force Majeure Event” has the meaning set forth in Section 5.1 A.

NN.	“Middletown Plant” means AK’s steel plant works located in Middletown, Ohio.

OO.	“MISO” means the Midwest Independent System Operator, Inc., the regional transmission organization certificated by FERC known to conduct and control all transmission and ancillary services above 69 kVa in an 11 state service region, which formerly included Southwestern Ohio.

PP.	“Party” or “Parties” has the meaning set forth in the introductory paragraph of this Agreement.

QQ.	“Person” means any individual, corporation, limited liability company, association, partnership, joint venture, trust or other enterprise or unincorporated organization or any Governmental Authority.

RR.	“PJM” means PJM Interconnection, L.L.C, the regional transmission organization certificated by FERC known to conduct and control all transmission and ancillary services above 69 kVa in a 13 state (and the District of Columbia) service region, including Southwestern Ohio, or such successor organization to which Duke Energy Ohio, Inc. is a member.

SS.	“PJM Net Revenues” has the meaning set forth in Section 3.5.

TT.	“Plant” has the meaning set forth in the Recitals.

UU.	“Point of Delivery” means the interconnection point between the Plant and the interstate transmission grid as authorized by PJM.

VV.	“Production Turndown” has the meaning set forth in the Related Coke Purchase Agreement.

WW.	“Property” has the meaning set forth in the Recitals.

XX.	“Prudent Operating and Maintenance Practices” means the practices, methods, standards and procedures generally accepted and followed by a prudent, diligent, skilled and experienced manager and operator acting in accordance with standards generally utilized in the United States, with respect to the management, operation and maintenance of manufacturing facilities having similar characteristics to the Plant and with respect to the sale of Energy, capacity, and Ancillary Services which, at the particular time in question, in the exercise of reasonable judgment and in light of facts then known or that reasonably should have been known at the time a decision was made, would be expected to accomplish the desired results and goals, including such goals as efficiency, reliability, economy and profitability, in a manner consistent with applicable governmental requirements.

YY.	“PSD/NSR Permit” means Seller’s application for permit # P0104768 dated as of July 17,2009 and filed with the Ohio Environmental Protection Agency.

ZZ.	“PTI” means the “Permit to Install” issued by the Ohio Environmental Protection Agency.

AAA.	“Related Coke Purchase Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

BBB.	“Rules” has the meaning set forth in Section 6.2A.

CCC.	“Section(s)” are the sections and subsections of the Articles contained in this Agreement.

DDD.	“Section 45 Credit” means a credit under Section 45 of the Internal Revenue Code of 1986, or any similar or successor provision.

EEE.	“Steel Making Facilities” means steel making facilities that utilize a blast furnace and basic oxygen furnace or electric arc furnace for the production of iron and raw steel.

FFF.	“Tax” means all taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges of any kind imposed, levied, or collected by any Governmental Authority; provided, however, that the term “Tax” shall not include taxes based on or measured by net income.

GGG.	“Tax Increase” has the meaning set forth in Section 3.3.

HHH.	“Tax Reduction” has the meaning set forth in Section 3.3.

III.	“Term” has the meaning set forth in Section 2.1.

JJJ.	“Weighted Average” means an average that takes into account the proportional relevance of the moisture content of each coal comprising each particular Coal Blend, rather than treating each such component equally.

ARTICLE 2: GENERAL TERMS AND CONDITIONS

2.1	Term of Agreement. Subject to Articles 8 and 9, the term of this Agreement (“Term”) shall commence on the Effective Date and shall run concurrently with the term of the Related Coke Purchase Agreement, including any renewal of the term thereof. Notwithstanding anything to the contrary set forth herein, this Agreement shall terminate automatically upon the termination of the Related Coke Purchase Agreement.

2.2	Capacity In Which the Parties Are Entering Into This Agreement. Middletown, in its capacity as a seller of Energy, shall generate Energy on an interruptible basis that it will tender at the Point of Delivery to AK or its designated Affiliate. AK, in its capacity as the buyer of Energy, shall purchase each kWh of Energy so tendered directly or on behalf of, as applicable, its designated Affiliate for the Adjusted kWh Charge (subject to Section 3.3) in accordance with the terms and conditions of this Agreement.

2.3	Parties’ Obligations.

A.	Middletown shall:

(i)	Certify, develop and construct the Plant;

(ii)	Arrange for any ancillary facilities related to the Plant and, subject to the terms and conditions of the Related Coke Purchase Agreement (including section 3.4(b) thereof), pay for the transmission interconnection from the Plant to the Point of Delivery;

(iii)	Join PJM as a generator and maintain the needed certificates and accounts to deliver Energy to the Point of Delivery;

(iv)	Operate its Plant in accordance with Prudent Operating and Maintenance Practices; and

(v)	Comply in a timely manner with all obligations imposed under this Agreement.

B.	AK shall:

(i)	Accept and pay for each kWh of Energy tendered to the Point of Delivery by Middletown for the Adjusted kWh Charge (subject to Section 3.3);

(ii)	Cooperate with Middletown as to any and all regulatory compliance efforts including: a) obtaining an Ohio Power Siting Board Certificate for construction of the Plant; b) obtaining authorization from PJM to interconnect and deliver Energy to the PJM transmission grid; c) qualifying as a generator within PJM; and d) coordinating and contracting with Duke Energy Ohio or its designee for construction of the feeds to and from the Plant;

(iii)	Obtain the necessary authorizations and establish the necessary accounts with PJM to receive Energy from Middletown at the Point of Delivery; and

(iv)	Comply in a timely manner with all obligations imposed under this Agreement.

2.4	Production of Energy.

A.	The Parties acknowledge that as a cogeneration facility, the Plant is subject to the manufacturing needs of producing coke on a continuous basis and that, accordingly. Energy production cannot be increased or decreased to correspond to particular demands for Energy. Further, if portions of the Plant related to steam or Energy production are out of service due to planned or unplanned outages. Energy deliveries to the Point of Delivery will decrease or cease. Accordingly, the Parties acknowledge that the amount of Energy produced and tendered to the Point of Delivery, as a result of (i) the Coal Blend utilized at the Plant, (ii) variations in respect of steam and Energy production resulting from normal Plant operations, (iii) seasonal conditions, (iv) interruptions of operations, (v) Production Turndowns, and (vi) scheduled or forced outages at the Plant, will not be firm, and may be subject to interruptions.

B.	Consistent with Prudent Operating and Maintenance Practices, Middletown shall sell to AK or its Affiliate the entire output of Energy from the Plant and tender the Energy to the Point of Delivery. Subject to this Section 2.4, Middletown is not obligated to produce and tender any set quantity of kWh.

C.	Middletown shall not sell Energy produced at the Plant to any person other than AK or, as applicable, its designated Affiliate except as follows: a) to PJM if directed to do so by PJM; b) if ordered to provide Energy by a Governmental Authority with jurisdiction to order such deliveries; c) with the express authorization of AK; or d) in the event of a default by AK under this Agreement or the Related Coke Purchase Agreement.

2.5	Transmission of Energy. Middletown shall be responsible for delivering the Energy to the Point of Delivery. AK shall be responsible for making arrangements with PJM or others regarding the transmission of Energy once it reaches the Point of Delivery

2.6	Scheduling.

A.	One (1) Business Day before the start of each week (for purposes of this Section 2.6 only, a “week” being defined as a seven (7) day period running from Tuesday through Monday), Middletown shall provide AK with its schedule by clock hour showing the anticipated output of the Cogeneration Plant for each day of the following week. Middletown shall provide timely updates to such schedule as necessary. On or before the first day of each Month, Middletown shall provide a schedule of planned outages during such Month.

B.	AK and, as applicable, its designated Affiliate shall take all steps required by PJM to receive the Energy at the Point of Delivery and arrange for its respective consumption.

C.	AK and, as applicable, its designated Affiliate shall be responsible for scheduling and truing up all Kilowatts of Energy tendered by Middletown to the Point of Delivery. All losses, penalties, gains or sales arising from the differential between the Energy that Middletown tenders to the Point of Delivery and the Energy to be taken by AK or, as applicable, its designated Affiliate shall be the sole responsibility of AK.

2.7	Communications and Data Exchange.

A.	Middletown and AK agree to supply to each other all data and information that is reasonably required by such Parties in respect of this Agreement.

B.	Middletown and AK will establish an electronic information exchange to fulfill such data and information exchanges, including real time unit output.

C.	Middletown and AK will schedule a quarterly energy management meeting for the purpose of discussing Energy generation planning and sales results.

2.8	Record Retention. AK and Middletown shall each retain for a period of seven (7) years records detailing the Kilowatts of Energy delivered to the Point of Delivery, receipt and sales records from PJM and MISO, and Energy production information reasonably required to verify the Kilowatts of Energy delivered to the Point of Delivery.

2.9	Verification. In the event of a good faith dispute regarding any invoice issued or payment due under this Agreement, each Party will have the right to verify, at its sole expense, the accuracy of the invoice or the calculation of the payment due by obtaining from the other Party copies of relevant portions of the books and records of the other Party including the records described in Section 2.8, reasonably necessary to complete such verification. The right of verification will survive the termination of this Agreement for a period of two (2) years after termination.

ARTICLE 3: COMPENSATION

3.1	Base kWh Charge. AK shall pay to Middletown a base fee of ***** for each kWh tendered to the Point of Delivery (the “Base kWh Charge”).

3.2	Adjusted kWh Charge. The Parties acknowledge that Energy production depends upon the moisture content of each Coal Blend. Accordingly, die Base kWh Charge shall be adjusted (increased or decreased) based upon the Weighted Average moisture content of the coals comprising each Coal Blend for the applicable month (the “Adjusted kWh Charge”). Accordingly, if the actual Weighted Average moisture content of such Coal Blend tonnage exceeds *****%, then for each *****% increment thereof in excess of *****%, the Base kWh Charge shall be correspondingly increased by *****%. Conversely, if the actual Weighted Average moisture content of such Coal Blend tonnage is less than *****%, then for each *****% increment thereof less than *****%, the Base kWh Charge shall be correspondingly reduced by *****%. By way of example, if the actual Weighted Average moisture content of the Coal Blend is *****%, then such Adjusted kWh Charge is ***** (namely, the sum of the (i) Base kWh Charge plus the (ii) product of the Base kWh Charge multiplied by *****%). Conversely, and by way of example, if the actual Weighted Average moisture content of the Coal Blend is*****%, then such Adjusted kWh Charge is ***** (namely, the sum of (i) Base kWh Charge minus the (ii) product of the Base kWh Charge multiplied by *****%).

3.3

Tax Rider. If any Change in Law subjects Middletown to any increase in the amount of Taxes imposed on or with respect to the production or sale of the Energy relative to the amount of Taxes that would be imposed under applicable law in effect as of the Effective Date (each a “Tax Increase”), Middletown shall be entitled to place a rider on the sale price of each kWh that accurately reflects such Tax Increase. Prior to the tax rider being implemented, Middletown shall document in a written report the type, scope, impact and cost of each Tax Increase underlying the tax rider. In the event that a Change in Law results in a reduction of the amount of Taxes imposed on or with respect to the production or sale of the Energy relative to the amount of Taxes that would be imposed under applicable law in effect as of the Effective Date or, if later, the date on which the most recent tax rider was implemented (each a “Tax Reduction”), a reduction in either the tax rider or the cost per kWh that accurately reflects such Tax Reduction shall be implemented. Middletown shall document in a written report the type, scope, impact and cost of each Tax Reduction. The tax rider shall be levied on each kWh tendered to the Point of Delivery commencing as of the date the applicable Tax Increases became effective. The tax rider shall be recalculated each year. As part of the annual recalculation, the actual amount of the increased tax for the previous year will be compared with the actual amount collected by the tax rider and the difference (negative or positive) shall be included in the recalculated tax rider for the next year.

3.4	Environmental Credits. Middletown and AK shall ***** the economic value realized in respect of any tax credit (excluding any Section 45 Credit) or governmental incentive attributed to the ownership or operation of the Cogeneration Plant. Without limiting the foregoing, should green seals, environmental credits, C02 or other pollution emission rights or credits be available or awarded, Middletown and AK shall ***** the economic value realized in respect of all such rights or credits.

3.5	PJM Net Revenues. Middletown and AK shall share equally the revenues realized from, and all costs, including penalties, associated with sales of capacity and Ancillary Services into markets managed by PJM. At least ten (10) days prior to submitting a bid to PJM for the sale of capacity or Ancillary Services or entering into an agreement for the sale of capacity or Ancillary Services, Middletown shall provide AK with written notice of its intent to enter into such agreement. The difference between (x) revenues realized from such sales and (y) costs associated with such sales shall be referred to as “PJM Net Revenues.”

ARTICLE 4: BILLING AND PAYMENT

4.1	Invoices.

A.	Within one (1) Business Day following the close of each week, Middletown will prepare an invoice which (i) presents a line item stating the number of kWh tendered to the Point of Delivery as metered by PJM during such week, (ii) presents a line item stating any revenues received during such week from PJM, (iii) presents a line item stating any costs associated with sales of capacity and Ancillary Services pursuant to Section 3.5, (iv) presents a line item stating the PJM Net Revenues for such week, (v) calculates the amount of money due from AK, which shall be (X) the product of the Adjusted kWh Charge multiplied by the number of kWh tendered to the Point of Delivery during such week (such product, the “Energy Charge”) adjusted by (Y) *****% of the PJM Net Revenues (whether positive or negative) received during such week, if any, and (vi) as applicable, amounts due pursuant to Section 3.3. In the event that *****% of the PJM Net Revenues is greater than the Energy Charge in any billing period, Middletown shall carry forward the excess to the next weekly invoice and deduct such excess amount from the Energy Charge for such week.

B.	Each weekly invoice will be sent by Middletown to AK by facsimile transfer or other electronic means as designated by AK.

4.2	Payment.

A.	Payment of the invoice shall be due within three (3) Business Days of the delivery of the invoice.

B.	Weekly invoiced amounts shall be due and payable by AK to Middletown in immediately available funds by wire transfer to an account designated by Middletown to AK.

C.	If AK reasonably believes that any invoice incorporates overcharged amounts based on Manifest Error, it shall notify Middletown in writing of such Manifest Error including the amount and the basis of its belief prior to the due date of the invoice. AK shall make timely payment for all but the alleged overcharge due to Manifest Error. If Middletown accepts the amount and reason for the invoice adjustment it shall notify AK as such. If Middletown disagrees as to the proper amount due then the Parties shall meet and seek in good faith to resolve the alleged overcharge within fifteen (15) days. If the issue is not resolved within the fifteen (15) days time frame, then either Party may seek the dispute resolution provisions of Article 6.

4.3	Overdue Payments. Overdue amounts shall accrue interest at the Interest Rate from the applicable due date.

ARTICLE 5: FORCE MAJEURE EVENTS

5.1	Middletown Force Majeure Event(s).

A.	Middletown Force Majeure Event(s) are:

1) acts of God, acts of the public enemy, insurrections, riots, strikes, lockouts, boycotts, floods, interruptions to transportation, actions or inactions of a Governmental Authority, embargoes, acts of military authorities or other causes of a similar nature which wholly or partly prevent the production or delivery of Energy; or

2) the unavailability of sufficient quantities of metallurgical coals utilized for any Coal Blend, or transportation services in respect thereof;

provided, that no event shall constitute a Middletown Force Majeure Event unless such event is beyond the reasonable control of and without the fault or negligence of Middletown and which by the exercise of due foresight Middletown could not reasonably have been expected to avoid and which Middletown is unable to overcome by the exercise of due diligence and reasonable care.

B.	Middletown shall provide AK with prompt written notice of the nature and probable duration of each Middletown Force Majeure Event and of the extent of its effects on Middletown’s performance hereunder, including its good faith estimate of the amount of Energy, if any, that Middletown will be able to deliver to AK at the Point of Delivery.

C.	Middletown will use commercially reasonable efforts to limit the effects and duration of each Middletown Force Majeure Event, including (as applicable) restoring any damaged property necessary to reinstate the obligations of Middletown under this Agreement; provided, however, nothing in this Article shall be deemed to require Middletown to resolve any strike or other labor dispute except on terms that are satisfactory to Middletown in its sole discretion. Once Middletown’s ability to perform is no longer suspended as a result of the applicable Middletown Force Majeure Event, the obligations of AK and Middletown under this Agreement will be reinstated.

5.2	AK Force Majeure Event(s).

A.	AK Force Majeure Event(s) are acts of God, acts of the public enemy, insurrections, riots, strikes, lockouts, boycotts, floods, interruptions to transportation, actions or inactions of a Governmental Authority, embargoes, acts of military authorities or other causes of a similar nature which in whole or in part prevent AK from being able to accept Energy at the Point of Delivery; provided, that no event shall constitute an AK Force Majeure Event unless such event is beyond the reasonable control of and without the fault or negligence of AK and which by the exercise of due foresight AK could not reasonably have been expected to avoid and which AK is unable to overcome by the exercise of due diligence and reasonable care.

B.	AK shall provide Middletown with prompt written notice of the nature and probable duration of each AK Force Majeure Event and of the extent of its effects on AK’s performance hereunder.

C.	AK will use commercially reasonable efforts to limit the effects and duration of each AK Force Majeure Event, including (as applicable) restoring any damaged property necessary to fully reinstate the obligations of AK under this Agreement; provided, however, nothing in this Article shall be deemed to require AK to resolve any strike or other labor dispute except on terms that are satisfactory to AK in AK’s sole discretion. Once AK’s ability to perform is no longer suspended as a result of the applicable AK Force Majeure Event, the obligations of AK and Middletown under this Agreement will be reinstated.

D.	An AK Force Majeure Event shall not relieve AK of any payment obligations under this Agreement.

ARTICLE 6: DISPUTE RESOLUTION

6.1	Attempt at Resolution. Should any claim, cause of action or dispute (collectively, a “Dispute”) arise out of any of the provisions of this Agreement, the Parties shall first attempt in good faith to resolve such Dispute within thirty (30) days after either Party notifies the other that a Dispute exists. No Party may commence an arbitration under Section 6.2 below until after the passage of such thirty (30) day period.

6.2	Interpretation and Dispute Resolution.

A.	Any Dispute not resolved pursuant to Section 6.1 between the Parties arising out of or relating to this Agreement, the Related Coke Purchase Agreement, the Equipment Agreement, the relationship of the Parties created by those agreements, or the breach, validity or enforceability of those agreements shall be resolved by binding arbitration pursuant to the terms of the United States Arbitration Act, whether or not federal jurisdiction is obtained. Any and all arbitration(s) hereunder shall be conducted in Cincinnati, Ohio in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association.

B.	Any and all such arbitration(s) shall be conducted by a panel of three (3) neutral arbitrators. The claimant shall appoint an arbitrator when it serves its demand for arbitration, the respondent shall submit an answering statement within thirty (30) days of service of the demand for arbitration and shall at that time appoint an arbitrator, and the two Party-appointed arbitrators shall select a third arbitrator to chair the arbitration within fifteen (15) days after service of the answering statement. If the Party-appointed arbitrators are unable to agree upon a third arbitrator, then the third arbitrator shall be appointed in accordance with the Rules.

C.	The arbitration award by the arbitration panel shall be final and binding, shall include interest at the Interest Rate and, unless the arbitrator panel expressly determines them not to be appropriate, shall include costs, including reasonable attorneys’ fees, together with interest at the Interest Rate. Any arbitration award may be enforced by the state or federal courts sitting in Cincinnati, Ohio or any other court of competent jurisdiction (including any jurisdiction in which the Party against whom the award is sought to be enforced holds or keeps assets).

D.	Upon the date of an arbitration award pursuant to this Section 6.2, if it is determined that an amount is due from one Party to the other Party, then such amount will be paid to the Party to whom it is due within ten (10) days from the written determination of the arbitration panel. Overdue payments shall bear interest at the Interest Rate. The failure by such Party to pay any amount due or otherwise take the required actions within the required time hereunder shall be an AK Event of Default or Middletown Event of Default, as applicable.

6.3	Consolidation. If the Parties initiate multiple arbitration proceedings (i) relating to this Agreement, the Related Coke Purchase Agreement and/or the Equipment Agreement, or (ii) for which the subject matters are related by common questions of law or fact, then all such proceedings shall be consolidated into a single arbitral proceeding heard by the same arbitral panel. The arbitral panel shall be authorized to establish procedures which it deems appropriate in its discretion to adjudicate consolidated Disputes, including bifurcating the issues or issuing interim awards.

ARTICLE 7: MUTUAL UNDERTAKINGS; REPRESENTATIONS AND WARRANTIES

7.1	Middletown’s Representations and Warranties. Middletown hereby represents and warrants, as of the Effective Date, to AK as follows:

A.	Due Organization. Middletown is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own and operate its business and properties and to carry on its business as such business is now being conducted and is duly qualified to do business in Ohio.

B.	Due Authorization; Enforceability. Except for the contingency set forth in clause (x) of Article 9, Middletown has full limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement is the valid and binding obligation of Middletown, enforceable against Middletown in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy laws affecting creditors’ right generally, and by general equitable principles regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

C.	Non-Contravention. The execution, delivery and performance of this Agreement by Middletown and the consummation of the transactions contemplated hereby do not contravene the certificate of formation or the limited liability agreement of Middletown and do not conflict with or result in a breach of or default under any indenture, mortgage, lease, agreement, instrument, judgment, decree, order or ruling to which Middletown is a party or by which it or any of its properties is bound or affected.

D.	Regulatory Approvals. Except for the contingencies set forth in Article 9 hereof, all governmental or other authorizations, approvals, orders or consents required in connection with the execution, delivery and performance of this Agreement by Middletown have been obtained or can reasonably be expected to be obtained in due course.

7.2	AK’s Representations and Warranties. AK hereby represents and warrants, as of the Effective Date, to Middletown as follows:

A.	Due Organization. AK is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its business and properties and to carry on its business as such business is now being conducted and is duly qualified to do business in Ohio.

B.	Due Authorization; Enforceability. AK has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement is the valid and binding obligation of AK, enforceable against AK in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy laws affecting creditors’ right generally, and by general equitable principles regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

C.	Non-Contravention. The execution, delivery and performance of this Agreement by AK and the consummation of the transactions contemplated hereby do not contravene the certificate of incorporation or by-laws of AK and do not conflict with or result in a breach of or default under any indenture, mortgage, lease, agreement, instrument, judgment, decree, order or ruling to which AK is a party or by which it or any of its properties is bound or affected.

D.	Regulatory Approvals. Except for the contingencies set forth in Article 9 hereof, all governmental or other authorizations, approvals, orders or consents required in connection with the execution, delivery and performance of this Agreement by AK have been obtained or can reasonably be expected to be obtained in due course.

7.3	Holding’s Representations and Warranties. Holding hereby represents and warrants, as of the Effective Date, to Middletown as follows:

A.	Due Organization. Holding is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its business and properties and to carry on its business as such business is now being conducted and is duly qualified to do business in Ohio.

B.	Due Authorization; Enforceability. Holding has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement is the valid and binding obligation of Holding, enforceable against Holding in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy laws affecting creditors’ right generally, and by general equitable principles regardless of whether the issue of enforceability is considered in a proceeding in equity or at

C.	Non-Contravention. The execution, delivery and performance of this Agreement by Holding and the consummation of the transactions contemplated hereby do not contravene the certificate of incorporation or by-laws of Holding and do not conflict with or result in a breach of or default under any indenture, mortgage, lease, agreement, instrument, judgment, decree, order or ruling to which Holding is a patty or by which it or any of its properties is bound or affected.

D.	Regulatory Approvals. All governmental or other authorizations, approvals, orders or consents required in connection with the execution, delivery and performance of this Agreement by Holding have been obtained or can reasonably be expected to be obtained in due course.

ARTICLE 8: DEFAULT AND REMEDIES

8.1	AK’s Events of Default. AK shall be in default upon the occurrence of one or more of the following events (each an “AK Event of Default”):

A.	Any payment default by AK under the terms and conditions of this Agreement that remains uncured for ten (10) days following receipt of written notice by Middletown to AK;

B.	If AK becomes Bankrupt;

C.	Except as provided in Section 8.1 A above, if AK otherwise fails to perform, observe or comply with any other material term, condition, obligation, covenant or provision of this Agreement, and such breach has not been corrected, cured or remedied within sixty (60) days after written notice of such breach has been delivered to AK; provided, that if such cure cannot reasonably be completed within such sixty (60) day period, then provided AK promptly commences action(s) to effect a cure and continues to prosecute such cure with reasonable diligence thereafter, such cure period shall be extended by an additional sixty (60) days; or

D.	A Purchaser Default (as such term is defined in the Related Coke Purchase Agreement) exists under the Related Coke Purchase Agreement.

8.2	Middletown’s Events of Default. Middletown shall be in default upon the occurrence of one or more of the following events (each a “Middletown Event of Default”):

A.	If Middletown fails to perform, observe or comply with any material term, condition, obligation, covenant or provision of this Agreement, and such breach has not been corrected, cured or remedied within sixty (60) days after written notice of such breach has been delivered to Middletown; provided, that if such cure cannot reasonably be completed within such sixty (60) day period, then provided Middletown promptly commences action(s) to effect a cure and continues to prosecute such cure with reasonable diligence thereafter, such cure period shall be extended by an additional sixty (60) days;

B.	If Middletown becomes Bankrupt; or

C.	If a Seller Default (as such term is defined in the Related Coke Purchase Agreement) exists under the Related Coke Purchase Agreement.

8.3	Pursuit of Remedies. Upon the occurrence of an AK Event of Default or a Middletown Event of Default, the non-defaulting Party may, subject to Section 11.3, pursue its remedies in equity or at law, including the right to terminate this Agreement by delivery of written notice thereof to the other Party. No termination of this Agreement shall release either Party from any obligations (including those arising out of a breach of this Agreement) that may have accrued under this Agreement prior to such termination.

ARTICLE 9: EARLY TERMINATION WITHOUT AN EVENT OF DEFAULT

Each Party shall have the right to terminate this Agreement at any time, which termination shall be effective immediately on delivery of written notice of termination to the other Party, if each of the following contingencies has not been satisfied:

(i) Middletown has obtained zoning approvals with respect to all of the land parcels constituting the Property reasonably required to develop and operate the Plant;

(ii) Middletown has closed the acquisition of the Property in accordance with terms, conditions and covenants that are acceptable to Middletown in its sole discretion;

(iii) Middletown and AK have entered into the Related Coke Purchase Agreement and all contingencies in respect thereof have been satisfied;

(iv) Middletown has entered into a coal handling and blending agreement with a third party, subject to the written consent of AK (which consent may be withheld by AK in its sole discretion);

(v) Middletown has entered into coal transportation agreement(s) with selected rail carrier(s), subject to the written consent of AK (which consent may be withheld by AK in its sole discretion);

(vi) All permits, approvals, licenses, allowances and authorizations have been issued by the applicable Governmental Authorities for developing, constructing and operating AK’s conveyor in respect of coke deliveries from the Plant to the Middletown Plant, which are in form and substance acceptable to AK in its sole discretion, and the appeal periods for all such permits, approvals, licenses, allowances and authorizations expire without objection pending or any conditions not satisfactory to AK pending;

(vii) The Administrative Appeals and the Citizen’s Suit in respect of the PTI are successfully resolved as determined by Middletown or, as applicable, the PSD/NSR Permit is issued by the Ohio Environmental Protection Agency in acceptable form and substance as determined by Middletown, and (A) any appeal, suit or challenge in respect thereof is successfully concluded as determined by Middletown or, alternatively, (B) Middletown elects to proceed with the Plant notwithstanding such appeal, suit or challenge, it being expressly understood by AK that such determinations and election are within the sole discretion of Middletown;

(viii) Middletown has acquired all rights reasonably required, as determined by Middletown in its sole discretion, for the transportation and delivery of coals by way of a rail spur located approximately at mile post CJ231.7 and known as the “MADE Rail Spur”;

(ix) Middletown has obtained the ACE Permit for the construction of the Plant, which ACE Permit is in form and substance acceptable to Middletown in its sole discretion, and all appeal periods for the ACE Permit have expired without objection pending or any conditions not satisfactory to Middletown pending; and

(x) The boards of directors of Sunoco, Inc., a Delaware corporation, and Holding have approved this Agreement, the Related Coke Purchase Agreement and the Equipment Agreement, and (as applicable) all related transaction documents to which they or their Affiliates are parties, in sole discretion of each such board of directors, which approval may subject to the satisfaction of the remaining foregoing contingencies.

ARTICLE 10: GUARANTEES AND RESTRICTIONS

10.1	Guarantee of Middletown’s Obligations. The obligations of Middletown under this Agreement shall be guaranteed by SunCoke Energy, Inc., a Delaware corporation and Sun Coal & Coke LLC, a Delaware limited liability company, pursuant to a guaranty in the form of Schedule A that Middletown shall cause to be executed and delivered to AK at the time of the execution and delivery of this Agreement.

10.2

Transfer Restrictions. AK shall not transfer or otherwise dispose of the Middletown Plant without die prior written consent of Middletown. If AK wishes to sell, lease, transfer or otherwise dispose of all or a substantial portion of its assets (other than the Middletown Plant), whether in a single transaction or series of transactions, then it shall cause to be delivered to Middletown at least forty-five (45) days prior to such sale, lease, transfer or other disposition (i) a written notice of such sale, lease, transfer or other disposition, (ii) a guaranty executed by Holding in the form of Schedule B; and (iii) an opinion of independent legal counsel to Holding, which legal counsel shall be reasonably satisfactory to Middletown and which opinion shall be in form and substance reasonably satisfactory to Middletown, to the effect that such guaranty is the legal, valid and binding obligation of, and enforceable against Holding, subject to customary exceptions. The Parties acknowledge that in the event any of the foregoing obligations are breached by AK or Holding, Middletown shall be entitled to both interim and permanent injunctive relief in respect of such obligations, including (as applicable) injunctive relief and specific enforcement against AK and Holding. Notwithstanding the foregoing, AK shall not be restricted from creating or permitting to exist (and the foregoing provisions shall not apply to) any lien, security interest or other encumbrance on any of its assets.

10.3	Holding Guaranty. Following the expiration, cancellation or termination of the Indenture, Holding shall promptly (i) notify Middletown of such circumstance in writing, and (ii) execute and deliver to Middletown a guaranty of Holding in favor of Middletown in the form of Schedule B. Such guaranty obligation shall be specifically enforceable by Middletown against Holding.

ARTICLE 11: MISCELLANEOUS PROVISIONS

11.1	Middletown’s Indemnification of AK for Infringement. Middletown shall indemnify, defend and hold AK, its Affiliates and their successors and assigns, officers, directors, employees and agents harmless from any and all actions, causes of action, claims, demands, costs, liabilities, expenses and damages (including reasonable attorneys’ fees and costs) incurred by any of them as a result of the design, construction or operation of the Plant infringing in whole or in part any copyright, patent, trade secret, or other proprietary right held by any third party.

11.2	Notices. All notices, requests and demands to or upon the Parties to be effective shall be in writing. Except for invoices, such communications shall be addressed and directed to the Parties listed below as follows, or to such other address or recipient as either Party may designate in writing:

If to Middletown to:	If to AK to:

Middletown Coke Company, LLC, c/o SunCoke Energy, Inc. 1011 Warrenville Road Suite 600 Lisle, IL 60532 Attention: Senior Vice President and General Counsel Fax: (630) 824-1000 Confirm: (630) 824-1004	AK Electric Supply Company LLC 9227 Centre Pointe Drive West Chester, OH 45069 Attention: General Counsel Fax: (513) 425-5607 Confirm: (513) 425-2690

11.3	Limitation of Liability; Exclusive Remedies. NEITHER MIDDLETOWN NOR AK NOR ANY OF THEIR RESPECTIVE AFFILIATES OR ASSIGNEES SHALL BE LIABLE, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), WARRANTY, STRICT LIABILITY OR ANY OTHER LEGAL THEORY FOR ANY CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES (INCLUDING DAMAGES IN RESPECT OF EXISTING OR FUTURE LOST PROFITS), OR FOR SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES OF ANY KIND IN RESPECT OF ANY BREACH(ES) OF THIS AGREEMENT OR OTHERWISE. EXCEPT WHERE THIS AGREEMENT EXPRESSLY PROVIDES FOR EQUITABLE RELIEF, THE REMEDIES OF THE PARTIES SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE.

11.4	Rules of Interpretation. Defined terms in this Agreement shall include in the singular number the plural and in the plural number the singular. Unless otherwise expressly specified, any agreement, contract or document defined or referred to herein shall mean such agreement, contract or document as the same may hereafter be amended, supplemented or otherwise modified from time to time. The words “include”, “includes”, and “including” shall not be limiting and shall be deemed in all instances to be followed by the phrase “without limitation”. References to “days” shall mean calendar days unless otherwise indicated. The Schedules to this Agreement shall form part of this Agreement for all purposes. References herein to Articles, Sections or Schedules shall mean such Articles, Sections or Schedules of or to this Agreement.

11.5	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio without regard to its conflicts of law provisions, and the rights and remedies of the Patties hereunder will be determined in accordance with such laws.

11.6	Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be prohibited or unenforceable, it shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable, nor invalidate the other provisions of this Agreement.

11.7

Confidentiality. Each Party and its Affiliates shall keep all information provided by one Party to the other, including this Agreement, the Related Coke Purchase Agreement and the Equipment Agreement, and the terms thereof (including pricing under this Agreement and the Related Coke Purchase Agreement) strictly confidential and will not disclose any such information to any third party; provided, however, (i) Middletown may disclose this Agreement to prospective investors in, and Lenders to, Middletown subject to AK’s approval of terms and conditions in respect of the confidentiality of such disclosure, which approval shall not be unreasonably withheld, conditioned or delayed by AK; (ii) if either Party becomes legally required (by oral questions, interrogatories, request for information or documents, orders issued by any Governmental Authority, or any other process) to disclose such information, such Party will give prior notice to the other Party of the requirement and the terms thereof and shall cooperate with the other Party to minimize the disclosure of the information, seek a protective order or other appropriate remedy, and if such protective order or other remedy is not obtained, then such Party will furnish only that portion of such information that it is legally required to furnish; and (iii) either Party may disclose this Agreement and the terms hereof to the extent that such disclosure is required under the Securities Act of 1933, the Securities Exchange Act of 1934 or the rules and regulations promulgated thereunder, or by the rules of any applicable securities exchange. Notwithstanding the foregoing, this Section 11.7 shall not apply to such information that was previously known by the Party receiving such information without obligation of confidentiality, in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving Party, or later acquired by such receiving Party, without obligation of confidentiality, from another source not having an obligation of confidentiality to the disclosing Party.

11.8	Entire Agreement. This Agreement (including the Schedules attached hereto), the Related Coke Purchase Agreement and the Equipment Agreement, as a single integrated transaction, constitute the entire agreement among the Parties concerning the subject matter hereof and supersede and cancel any prior agreements, representations, warranties, or communications, whether oral or written, among the Parties regarding the transactions contemplated by, and the subject matter of, this Agreement. The provisions of this Agreement shall not be amended, reformed, altered, or modified in any way by any practice or course of dealing prior to or during the term of this Agreement, and can only be amended, reformed, altered, or modified by a writing signed by an authorized representative of each of the Parties. The Parties specifically acknowledge that they have not been induced to enter into this Agreement by any representation, stipulation, warranty, agreement, or understanding of any kind other than as expressed in this Agreement, the Related Coke Purchase Agreement and the Equipment Agreement. This Agreement shall supersede and replace the 2009 Agreement. The 2009 Agreement is hereby terminated in its entirety.

11.9	Captions. The captions and headings in this Agreement are for convenience of reference purposes only and have no legal force or effect. Such captions and headings shall not be considered a part of this Agreement for purposes of interpreting, construing or applying this Agreement and will not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms and conditions.

11.10	Independent Contractor. Neither Party to this Agreement is the partner, legal representative or agent of the other, nor shall either Party have the right or authority to assume, create or incur any liability or any obligation of any kind implied, against or in the name or on behalf of the other Party.

11.11	Waivers and Remedies. The failure of either Party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights, but the same shall continue and remain in full force and effect. Except as otherwise expressly limited in this Agreement, all remedies under this Agreement shall be cumulative and in addition to every other remedy provided for herein or by law.

11.12	Assignability. Except as respects AK Electrical, no Party shall Assign any of its rights or obligations under this Agreement, including to any Affiliate of a Party, without also assigning the Related Coke Purchase Agreement and (as applicable) the Equipment Agreement, and obtaining the prior written consent of the other Party. Such consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, AK and Holding hereby consent to the granting of a security interest in and a collateral assignment by Middletown of this Agreement and its rights herein to any Person that provides debt, loans, credit or credit support, acts as counterparty on any interest rate hedging arrangements, or provides other financing, or any successor, assign or designee thereof, to Middletown in connection with any financing related to the Plant (collectively, the “Lenders”). In furtherance of the foregoing, AK and Holding acknowledge that the Lenders may under certain circumstances assume the interests and rights of Middletown under this Agreement; provided, that if following such assumption the Lenders seek to sell the Plant and assign this Agreement to the purchaser of the Plant, they will not sell the Plant to a Person that (i) has a greater than 50% ownership interest in one or more Steel Making Facilities in North America, or (ii) is a direct supplier of iron ore to AK Steel pursuant to a contract with a term of greater than one year pursuant to which the quantity of iron ore sold exceeds 25% of AK Steel’s annual iron ore requirements (an “Iron Ore Supplier”). Middletown shall be relieved of and released from its obligations under this Agreement from and after such assumption.

11.13	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

11.14	No Third Party Beneficiaries. Except as otherwise expressly set forth herein, the terms and conditions of this Agreement are solely for the benefit of the Parties and no other Person shall have any rights hereunder.

11.15	Mutuality of Drafting. The Patties hereby stipulate and agree that each of them fully participated and was adequately represented by counsel in the negotiation and preparation of this Agreement and the Parties further stipulate and agree that in the event of an ambiguity or other necessity for the interpretation to be made of the content of this Agreement, this Agreement shall not be construed in favor of or against Middletown or AK as a consequence of one Party having had a greater role in the preparation of this Agreement, but shall be construed as if the language were mutually drafted by both Parties with full assistance of counsel.

11.16	Survival. The provisions of Section 8.3 (Pursuit of Remedies), Section 11.1 (Middletown’s Indemnification of AK for Infringement), Section 11.2 (Notices), Section 11.3 (Limitation of Liability; Exclusive Remedies), Section 11.5 (Governing Law), Section 11.6 (Severability), Section 11.7 (Confidentiality), Section 11.8 (Entire Agreement), Section 11.10 (Independent Contractor), Section 11.14 (No Third Party Beneficiaries), Section 11.15 (Mutuality of Drafting), Section 11.6 (Survival) and Article 6 (Dispute Resolution) shall remain in full force and effect after termination of this Agreement.

11.17	Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts and by the different Parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and same instrument. Any executed counterpart may be delivered by facsimile, and when so delivered, shall be legally enforceable in accordance with its terms. Any such facsimile shall be followed by delivery, as promptly as practicable, of a non-facsimile original.

11.18	Further Assurances. From time to time after the date hereof and without further consideration, the Parties shall take such other action, and execute such other documents and instruments, as either Party may reasonably request to more effectively carry out the transactions contemplated by this Agreement.

11.19	Cooperation with Financing Efforts. AK and Holding shall reasonably cooperate with Middletown’s efforts in obtaining and maintaining financing on a non-recourse (or other) basis for the Plant. Without limiting the generality of the foregoing, AK and Holding shall: (i) execute such documents (including consent agreements and legal opinions) as Middletown or the Lenders will reasonably request in view of obtaining and maintaining such financing whereby AK and/or Holding (a) certify to the Lenders that this Agreement is in full force and effect and has not been modified or amended and that there are no defaults under this Agreement by AK or Holding or, to AK’s or Holding’s knowledge, by Middletown (except, in each case, as specifically stated in such certification), (b) represent and warrant to the Lenders that this Agreement is enforceable against AK and Holding, (c) consent to the collateral assignment of this Agreement to the Lenders as security for the debt relating to the Plant, (d) agree to make payments to accounts as notified by Middletown from time to time, (e) agree to give the Lenders notice of and a reasonable opportunity to cure any defaults of Middletown under this Agreement, and (f) clarify provisions of this Agreement as reasonably requested by the Lenders or Middletown without increasing AK’s or Holding’s liability hereunder; (ii) accompany Middletown on a reasonable number of presentations to potential Lenders; and (iii) provide information (including financial information and, as requested by the Lenders from time to time, the names of all Iron Ore Suppliers) about AK and Holding as the Lenders may reasonably request. Middletown shall reimburse each of AK and Holding for its reasonable and documented out-of-pocket costs and expenses incurred in connection with actions taken pursuant to this Section 11.19, including reasonable fees and expenses of outside counsel retained to provide a legal opinion as contemplated by clause (i) above.

11.20	No Setoff. Each payment by AK or by any other Person on its behalf to Middletown pursuant to this Agreement shall be made without offset, abatement, withholding or reduction of any kind.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

MIDDLETOWN COKE COMPANY, LLC		AK STEEL CORPORATION

By:	/s/ P. Michael Hardesty	By:	/s/ John Kaloski
Name:	P. Michael Hardesty	Name:	John Kaloski
Title	President	Title:	S.V.P. Operations

AK Steel Holding Corporation executes this Agreement solely for the purpose of affirming its obligation pursuant to Sections 7.3, 10.2, 10.3, 11.12 and 11.19.

AK STEEL CORPORATION

By:	/s/ John Kaloski
Name:	John Kaloski
Title	S.V.P. Operations

Schedule A

Guarantee of Middletown’s Obligations

GUARANTY

THIS GUARANTY, dated as of [DATE], 2012 (“Guaranty”), is made by SunCoke Energy, Inc., a Delaware corporation and Sun Coal & Coke LLC, a Delaware limited liability company (collectively, “Guarantors”), for the benefit of AK Steel Corporation, a Delaware corporation (“AK”).

Recitals

A. This Guaranty is made pursuant to the Second Amended and Restated Energy Sales Agreement entered into on the date hereof by and between AK and Middletown Coke Company, LLC, a Delaware limited liability company (“Middletown”) (“Energy Sales Agreement”).

B. This Guaranty is made for the benefit of AK to guarantee the performance by Middletown of its obligations under the Energy Sales Agreement (the obligations referred to herein are collectively the “Guaranteed Obligations”).

C. It is a condition to AK entering into the Energy Sales Agreement that Guarantors shall have executed and delivered this Guaranty.

D. Guarantors will obtain benefits from Middletown entering into the Energy Sales Agreement and, accordingly, desire to execute this Guaranty in order to satisfy the conditions described in the preceding paragraph and to induce AK to enter into the Energy Sales Agreement.

Agreements

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to Guarantors, the receipt and sufficiency of which are hereby acknowledged, Guarantors hereby make the following representations and warranties to AK and hereby covenant to AK as follows:

1. Guarantors guarantee to AK the full performance of all Guaranteed Obligations. Guarantors understand, agree and confirm that AK may enforce this Guaranty against Guarantors without first proceeding against Middletown.

2. The liability of Guarantors hereunder shall not be affected or impaired by (a) any other continuing or other guaranty, undertaking or maximum liability of Guarantors or of any other person as to the obligations and performance of Middletown; (b) any reduction of any such other guaranty or undertaking; (c) any dissolution, termination or increase, decrease or change in personnel by Middletown; (d) any payment made to AK in respect of the Guaranteed Obligations which AK repays to Middletown pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Guarantors waive any right to the deferral or modification of their obligations hereunder by reason of any such proceeding; (e) any assignment by Middletown of any of its rights under the Energy Sales Agreement; or (f) the sale, transfer or other disposition by Guarantors of any or all of the share capital of Middletown;

provided, notwithstanding any other provision in this Guaranty, no action shall commence against Guarantors unless and until written notice of default is first made upon Middletown and Guarantors pursuant to the requirements set forth in the Energy Sales Agreement and Middletown or Guarantors fail to cure such default within the applicable cure period set forth in the Energy Sales Agreement.

3. Other than the notice required to be given to Guarantors as specified in Section 2 of this Guaranty, Guarantors hereby waive notice of acceptance of this Guaranty and notice of any liability to which it may apply, and waive promptness, diligence, presentment, demand of payment, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by AK against Guarantors.

4. AK may at any time and from time to time without the consent of or notice to Guarantors, without incurring responsibility to Guarantors, without impairing or releasing the obligations of Guarantors hereunder upon or without any terms or conditions and in whole or in part:

(a) exercise or refrain from exercising any rights against Middletown or otherwise act or refrain from acting;

(b) settle or compromise any of the Guaranteed Obligations or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof; and/or

(c) consent to or waive any breach of, or any act, omission or default under, the Energy Sales Agreement, or otherwise amend, modify or supplement the Energy Sales Agreement.

5. No invalidity, irregularity or unenforceability of all or any part of the Guaranteed Obligations shall affect, impair or be a defense to this Guaranty, and this Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full of the Guaranteed Obligations.

6. This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of AK in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which AK would otherwise have. Other than the notice required to be given to Guarantors as specified in Section 2 of this Guaranty, no notice to or demand on Guarantors in any case shall entitle Guarantors to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of AK to any other or further action in any circumstances without notice or demand. It is not necessary for AK to inquire into the capacity or powers of Middletown or the officers, directors, or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

7. Guarantors waive, to the maximum extent permitted by applicable law, any right to require AK to (a) proceed against Middletown or (as applicable) any other person; or (b) pursue any other of its remedies.

8. Guarantors assume all responsibility for being and keeping themselves informed of Middletown’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment or nonperformance of the Guaranteed Obligations and the nature, scope and extent of the risks which Guarantors assume and incur hereunder, and agree that AK shall have no duty to advise Guarantors of information known to them regarding such circumstances or risks.

9. If and to the extent that Guarantors make any payment or performance to AK pursuant to or in respect of this Guaranty, then any claim which Guarantors may have against Middletown by reason thereof shall be subject and subordinate to the prior payment and performance in full of the Guaranteed Obligations to AK.

10. Guarantors hereby agree to pay all reasonable out-of-pocket costs and expenses of AK (including, without limitation, the reasonable fees and disbursements of counsel employed by AK) in connection with the enforcement of this Guaranty and any amendment, waiver or consent relating hereto against Guarantors.

11. This Guaranty shall be binding upon Guarantors and their successors and assigns, and shall inure to the benefit of AK and its successors and assigns.

12. Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated except with the written consent of AK and Guarantors.

13. This Guaranty shall supersede and replace the Guaranty, dated as of September 1, 2009, entered into by Guarantors with respect to AK, which prior Guaranty is hereby terminated in its entirety.

14. Guarantors acknowledge that an executed (or conformed) copy of the Energy Sales Agreement has been made available to their principal executive officers and such officers are familiar with the contents thereof.

15. All notices requests, demands or other communications pursuant hereto shall be made in writing (including telegraphic, telex, facsimile transmission or cable communication) and mailed, telegraphed, telexed, transmitted, cabled or delivered to the following addresses (or to such other addresses as designated by Guarantors or AK):

If to Guarantors:	SunCoke Energy, Inc.
1011 Warrenville Road
Suite 600
Lisle, IL 60532
Attention: Senior Vice President and General Counsel
Fax: (630) 824-1004
Confirm: (630) 824-1000

If to AK:	AK Steel Corporation
9227 Centre Pointe. Drive
West Chester, OH 45069
Attention: General Counsel
Fax: (513) 425.5607
Confirm: (513) 425-2690

All such notices and communication shall be mailed, telegraphed, telexed, facsimile transmitted, or cabled or sent by overnight courier, and shall be effective when received.

16. This Guaranty and the rights and obligations of AK and of Guarantors shall be governed by and construed in accordance with the law of the State of Ohio.

17. This Guaranty may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, Guarantors have caused this Guaranty to be executed and delivered as of the date first above written.

SunCoke Energy, Inc.

By:
Name:
Title:

Sun Coal & Coke Company

By:
Name:
Title:

Schedule B

Guarantee of AK’s Obligations

GUARANTY

THIS GUARANTY, dated as of [insert] (“Guaranty”), is made by AK Steel Holding Corporation, a Delaware corporation (“Guarantor”), for the benefit of Middletown Coke Company, LLC, a Delaware limited liability company (“Middletown”).

Recitals

A. This Guaranty is made pursuant to the Second Amended and Restated Energy Sales Agreement dated as of May 8, 2012 by and between Middletown and AK Steel Corporation, a Delaware corporation (“AKS”) (“Energy Sales Agreement”).

B. This Guaranty is made for the benefit of Middletown to guarantee the performance by AKS of its obligations under the Energy Sales Agreement (the obligations referred to herein are collectively the “Guaranteed Obligations”).

C. It is a condition of Middletown entering into the Energy Sales Agreement that Guarantor shall have executed and delivered this Guaranty upon the occurrence of the events set forth in Section 9.2 or as otherwise set forth in Section 9.3 of the Energy Sales Agreement.

D. Guarantor will obtain benefits from AKS entering into the Energy Sales Agreement and, accordingly, desires to execute this Guaranty in order to satisfy the conditions described in the preceding paragraph and to induce Middletown to enter into the Energy Sales Agreement.

Agreements

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to Guarantor, the receipt and sufficiency of which are hereby acknowledged. Guarantor hereby makes the following representations and warranties to Middletown and hereby covenants to Middletown as follows:

1. Guarantor guarantees to Middletown the full performance of all Guaranteed Obligations. Guarantor understands, agrees and confirms that Middletown may enforce this Guaranty against Guarantor without first proceeding against AKS.

2. The liability of Guarantor hereunder shall not be affected or impaired by (a) any other continuing or other guaranty, undertaking or maximum liability of Guarantor or of any other person as to the obligations and performance of AKS; (b) any reduction of any such other guaranty or undertaking; (c) any dissolution, termination or increase, decrease or change in personnel by AKS; (d) any payment made to Middletown in respect of the Guaranteed Obligations which Middletown repays to AKS pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Guarantor waives any right to the deferral or modification of their obligations hereunder by reason of any such proceeding; (e) any assignment by AKS of any of its rights under the Energy Sales

Agreement; or (f) the sale, transfer or other disposition by Guarantor of any or all of the share capital of AKS; provided, notwithstanding any other provision in this Guaranty, no action shall commence against Guarantor unless and until written notice of default is first made upon AKS and Guarantor pursuant to the requirements set forth in the Energy Sales Agreement and AKS or Guarantor fails to cure such default within the applicable cure period set forth in the Energy Sales Agreement.

3. Other than the notice required to be given to Guarantor as specified in Section 2 of this Guaranty, Guarantor hereby waives notice of acceptance of this Guaranty and notice of any liability to which it may apply, and waives promptness, diligence, presentment, demand of payment, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by Middletown against Guarantor.

4. Middletown may at any time and from time to time without the consent of or notice to Guarantor, without incurring responsibility to Guarantor, without impairing or releasing the obligations of Guarantor hereunder upon or without any terms or conditions and in whole or in part:

(a) exercise or refrain from exercising any rights against AKS or otherwise act or refrain from acting;

(b) settle or compromise any of the Guaranteed Obligations or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof; and/or

(c) consent to or waive any breach of, or any act, omission or default under, the Coke Purchase Agreement, or otherwise amend, modify or supplement the Coke Purchase Agreement.

5. No invalidity, irregularity or unenforceability of all or any part of the Guaranteed Obligations shall affect, impair or be a defense to this Guaranty, and this Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full of the Guaranteed Obligations.

6. This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of Middletown in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which Middletown would otherwise have. Other than the notice required to be given to Guarantor as specified in Section 2 of this Guarantee, no notice to or demand on Guarantor in any case shall entitle Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of Middletown to any other or further action in any circumstances without notice or demand. It is not necessary for Middletown to inquire into the capacity or powers of AKS or the officers, directors, or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

7. Guarantor waives, to the maximum extent permitted by applicable law, any right to require Middletown to (a) proceed against AKS or (as applicable) any other person; or (b) pursue any other of its remedies.

8. Guarantor assumes all responsibility for being and keeping itself informed of AKS’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment or nonperformance of the Guaranteed Obligations and the nature, scope and extent of the risks which Guarantor assumes and incurs hereunder, and agrees that Middletown shall have no duty to advise Guarantor of information known to it regarding such circumstances or risks.

9. If and to die extent that Guarantor makes any payment or performance to Middletown pursuant to or in respect of this Guaranty, then any claim which Guarantor may have against AKS by reason thereof shall be subject and subordinate to the prior payment and performance in full of the Guaranteed Obligations to Middletown.

10. Guarantor hereby agrees to pay all reasonable out-of-pocket costs and expenses of Middletown (including, without limitation, the reasonable fees and disbursements of counsel employed by Middletown) in connection with the enforcement of this Guaranty and any amendment, waiver or consent relating hereto against Guarantor.

11. This Guaranty shall be binding upon Guarantor and its successors and assigns, and shall inure to the benefit of Middletown and its successors and assigns.

12. Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated except with the written consent of Middletown and Guarantor.

13. This Guaranty shall supersede and replace the Guaranty, dated as of September 1, 2009, entered into by Guarantor with respect to Middletown (“Prior Guaranty”), which Prior Guaranty is hereby terminated in its entirety. All “Guaranteed Obligations” (as that term is defined in the Prior Guaranty) existing as of the date of this Guaranty shall be considered Guaranteed Obligations under this Guaranty.

14. Guarantor acknowledges that an executed (or conformed) copy of the Energy Sales Agreement has been made available to its principal executive officers and such officers are familiar with the contents thereof.

15. All notices requests, demands or other communications pursuant hereto shall be made in writing (including telegraphic, telex, facsimile transmission or cable communication) and mailed, telegraphed, telexed, transmitted, cabled or delivered to the following addresses (or to such other addresses as designated by Guarantor or Middletown):

If to Guarantor:	AK Steel Holding Corporation
9227 Centre Pointe Drive
West Chester, OH 45069
Attention: General Counsel
Fax:(513)425-5607
Confirm: (513) 425-2690

If to Middletown:	Middletown Coke Company, LLC
c/o SunCoke Energy, Inc.
1011 Warrenville Road
Suite 600
Lisle, IL 60532
Attention: Senior Vice President and General Counsel
FAX: (630) 824-1000
Confirm: (630) 824-1004

All such notices and communication shall be mailed, telegraphed, telexed, facsimile transmitted, or cabled or sent by overnight courier, and shall be effective when received.

16. This Guaranty and the rights and obligations of Middletown and of Guarantor shall be governed by and construed in accordance with the law of the State of Ohio.

17. This Guaranty may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

AK Steel Holding Corporation

By:
Name:
Title:

B-4